Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO WASHINGTON SEATTLE

October 5, 2018

VolitionRx Limited

1 Scotts Road

#24-05 Shaw Centre

Singapore 228208

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as legal counsel to VolitionRx Limited, a Delaware corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S–3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by the selling stockholder identified in the prospectus constituting a part of the Registration Statement of an aggregate of (i) 5,000,000 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”), and (ii) 5,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of an outstanding warrant (the “Warrant”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus other than as expressly stated herein with respect to the issuance of the Shares and the Warrant Shares.

We have examined such corporate records, certificates and other documents and such matters of fact and questions of law as we have considered necessary and appropriate for the purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based on such examination and the foregoing, and in reliance thereon, we advise you that, in our opinion, (i) the Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, when issued and delivered in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable. In rendering the foregoing opinions, we have assumed that, upon issuance, the Company complied with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law.

The foregoing opinion herein is expressed solely with respect to the Delaware General Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein by (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.  We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.  In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C